Exhibit 10 ZZ

OMNIBUS STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

                AGREEMENT, made effective as of March 29, 2006 by and between Mercantile Bankshares Corporation, a Maryland corporation (“Company”), and Edward J. Kelly (“Award Recipient”):

                WHEREAS, the Company maintains the Mercantile Bankshares Corporation 1999 Omnibus Stock Plan (“Omnibus Stock Plan”) under which the Company’s Compensation Committee (“Committee”) of the Board of Directors (“Board”) may, among other things, award restricted stock units (referred to under the Omnibus Stock Plan as Phantom Stock Units), each of which represents the right to receive one share of the Company’s Common Stock of $2.00 par value (“Common Stock”) to such members of the Company’s management team as the Committee may determine, subject to such terms, conditions, or restrictions as the Committee may deem appropriate; and

                WHEREAS, pursuant to the Omnibus Stock Plan, the Committee, with the approval of the Board, has granted to the Award Recipient a restricted stock unit award subject to this Agreement setting forth the terms and conditions applicable to such award in accordance with Article 6 of the Omnibus Stock Plan; and

                WHEREAS, the Award Recipient desires to accept said award in accordance with the terms and provisions of the Omnibus Stock Plan and this Agreement.

                NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Company and Award Recipient agree as follows:

1.             AWARD OF RESTRICTED STOCK UNITS:

                Under the terms of the Omnibus Stock Plan, the Committee has granted to the Award Recipient a restricted stock unit award made on March 29, 2006 (“Award Date”), of 104,630 restricted stock units (“Award Units”) subject to the terms, conditions, and restrictions set forth in this Agreement.

2.             AWARD RESTRICTIONS:

                The Award Units shall be subject to forfeiture until such units vest in accordance with the provisions set forth below.  Subject to Sections 3 and 4 of this Agreement, the Award Units shall become vested in four installments at the end of four periods of time (each, a “restriction period”), if the Award Recipient shall have been continuously employed by the Company or any of its affiliates throughout the applicable restriction period.  The number of Award Units that may become vested in each installment, and the applicable restriction periods, are set forth below:

Number of Award	Restriction
Units Vesting	Period Ending

26,157.5	March 29, 2007
26,157.5	March 29, 2008
26,157.5	March 29, 2009
26,157.5	March 29, 2010

3.             TERMINATION OF EMPLOYMENT:

                (a)           If the Award Recipient’s employment with the Company or any of its affiliates is terminated by reason of death or total and permanent disability, then all Award Units which are then subject to restriction shall be forfeited by the Award Recipient. The Committee shall have absolute discretion to determine whether an Award Recipient’s termination of employment is due to total and permanent disability.  The Committee may require the Award Recipient to provide whatever evidence the Committee deems desirable to ascertain whether the Award Recipient is totally and permanently disabled.

                (b)           If the Award Recipient’s employment with the Company or any of its affiliates is terminated involuntarily without “good cause” as defined in his employment agreement with the Company and Mercantile-Safe Deposit and Trust Company (or other affiliate of the Company, as applicable), as amended from time to time, during the restriction period, any Award Units which are then subject to restriction shall become fully vested as of such date of termination of employment.

                (c)           If the Award Recipient’s employment with the Company or any of its affiliates is terminated for any other reason during the restriction period, no Award Units which are then subject to restriction shall become vested and such Award Units shall be forfeited by the Award Recipient.

4.             EARLY VESTING  UPON CHANGE OF CONTROL:

                In the event of a sale of the Company, any Award Units which are then subject to restriction shall become fully vested as of such date. For purposes of this Agreement a sale of the Company shall mean:

                (a)           The acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding for this purpose, the Company or its affiliates, and excluding any acquisition of securities by any employee benefit plan of the Company or its affiliates) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (such common stock or then outstanding voting securities being referred to herein as “Voting Securities”), calculated on the date of the transaction causing the foregoing 50% test to be met, without regard to any limitation upon the voting rights of any acquiring person under Maryland statutes and without regard to the potential exercisability of rights, not exercised on such date, pursuant to any Stockholder Protection Rights Agreement of the Company then in effect; or

                (b)           Consummation of (1) a reorganization, merger, consolidation or statutory share exchange, in each case, with respect to which persons who are the holders of the outstanding Voting Securities of the Company immediately prior to such reorganization, merger, consolidation or statutory share exchange do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity resulting from such reorganization, merger, consolidation or statutory share exchange, or (2) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company to an entity other than an affiliate.

5.             RIGHTS OF AWARD RECIPIENT REGARDING AWARD UNITS:

                (a)           The Award Recipient shall not have the rights of a stockholder with respect to any Award Units granted to the Award Recipient until shares of Common Stock have been distributed to the Award Recipient pursuant to Section 6, and the Award Recipient’s name has been entered as a stockholder of record on the books of the Company with respect to such distributed shares of Common Stock.

                (b)           The Award Units and all rights with respect to shares of Common Stock issued thereunder may not be sold, assigned, transferred, pledged or encumbered in any way prior to the issuance of such shares to the Award Recipient, other than by will or other instrument taking effect upon the Award Recipient’s death, or the laws of descent and distribution.

                (c)           As long as the Award Recipient holds Award Units granted pursuant to this Agreement, the Company shall credit to the Award Recipient, on each date that the Company pays a cash dividend to holders of Common Stock generally, an additional number of Award Units (“Dividend Award Units”) determined by dividing (1) the aggregate dollar value of the cash dividends that the Award Recipient would have received during the period from the immediately preceding dividend payment date through the current dividend payment date if the Award Recipient were the owner of record throughout such period of a number of shares of Common Stock equal to the number of whole Award Units and Dividend Award Units previously credited to the Award Recipient under this Agreement as of such current dividend payment date (but prior to the crediting of current Dividend Award Units), by (2) the Fair Market Value (as defined in the Omnibus Stock Plan) of one share of Common Stock as of such current dividend payment date.  Dividend Award Units may be credited in whole or fractional units as applicable.  The Dividend Award Units so credited shall be subject to the same terms and conditions as the Award Units to which they relate.

6.         DISTRIBUTION OF SHARES:

                Upon the Award Recipient’s separation from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) with the Company and all affiliates, all vested Award Units shall be converted into an equivalent number of shares of Common Stock which shall be distributed to the Award Recipient (or to his designated beneficiary or legal representative, as applicable, in the event of his death) as soon as practicable; provided, however, that any fractional Award Unit shall be distributed to the Award Recipient in cash.  Notwithstanding the foregoing, however, if the Award Recipient is a “specified employee” within the meaning of Section 409A of the Code, distribution shall be not be made to him until six months after his separation from Service with the Company and all affiliates.  Distribution shall be evidenced by the issuance of a stock certificate and the entry of the Award Recipient’s name (or in the name of his designated beneficiary or legal representative, as applicable, in the event of his death) as a stockholder of record on the books of the Company with respect to such distributed shares of Common Stock.  Upon receipt of such stock certificate, the holder shall be free to hold or dispose of such certificate at will, subject to any applicable securities laws or regulations governing transferability of shares of the Company.

7.             WITHHOLDING TAXES

                The Company and any affiliate shall have the right to deduct from any compensation or any other payment of any kind (including withholding the issuance of shares of Common Stock) due the Award Recipient the amount of any federal, state or local taxes required by law to be withheld as a result of the distribution of Common Stock hereunder; provided, however, that the value of the shares of Common Stock withheld may not exceed the statutory minimum withholding amount required by law.  In lieu of such deduction, the Company may require the Award Recipient to make a cash payment to the Company or an affiliate equal to the amount required to be withheld.  If the Award Recipient does not make such payment when requested, the Company may refuse to issue any Common Stock certificate under this Agreement until arrangements satisfactory to the Committee for such payment have been made.

8.             IMPACT ON OTHER BENEFITS:

                The value of the Common Stock issued hereunder shall not be includable as compensation or earnings for purposes of any other benefit plan offered by the Company unless specifically provided in such plan.

9.             ADMINISTRATION:

                The Committee or the Board shall have full authority and discretion (subject only to the express provisions of the Omnibus Stock Plan) to decide all matters relating to the administration, interpretation and implementation of the Omnibus Stock Plan and this Agreement.  Subject to Section 10 hereof, all such Committee determinations shall be final, conclusive, and binding upon the Company, the Award Recipient, and any and all interested parties.

10.          CLAIM PROCEDURE:

                (a)           If any claim for compensation is wholly or partially denied, the Committee shall, within 90 days after receipt of a written claim, notify the Award Recipient of such denial (unless the Administrator determines that special circumstances require an extension of time for processing the claim).  Such notice of denial shall be in writing and shall contain (1) the specific reason or reasons for denial of the claim, (2) reference to the specific provisions of this Agreement and/or the Omnibus Stock Plan upon which the denial is based, (3) a description of any additional material or information necessary to perfect the claim and an explanation of why such material or information is necessary, and (4) an explanation of the claim review procedure, as specified under the provisions of this Section 10.

                (b)           In the event that a claim for compensation by the Award Recipient is denied, the Award Recipient may (1) file with the Committee a written request that the Committee conduct a full and fair review of the denial of the claim for compensation, and (2) review any documents pertinent to such request.  Such request shall be delivered to the Committee within 60 days after the receipt by the Award Recipient of the written notice of denial of the claim.  Such review shall (i) provide the Award Recipient with the opportunity to submit written comments, documents, records and other information relating to the claim for compensation, (ii) provide the Award Recipient, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for compensation, and (iii) take into account all comments, documents, records or other information submitted by the Award Recipient relating to the claim for compensation, without regard to whether such information was submitted or considered in the initial determination of compensation.

                (c)           The Committee shall deliver to the Award Recipient a written decision on any claim filed hereunder within 60 days after the receipt of the aforesaid request for review (unless the Committee determines that special circumstances require an extension of time for processing the claim).  Such decision shall (1) include specific reasons for the decision, (2) contain specific references to the pertinent provisions of this Agreement and/or the Omnibus Stock Plan upon which the decision is based, (3) contain a statement that the Award Recipient is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Award Recipient’s claim for compensation,  and (4) contain a statement describing the rights of the Award Recipient to bring suit under the Employee Retirement Income Security Act of 1974, as amended.

                (d)           Notwithstanding the foregoing, the Board may determine to act in the Committee’s place under this Section 10.

11.          RIGHT TO CONTINUED EMPLOYMENT:

                Nothing in the Omnibus Stock Plan or this Agreement shall be construed as a contract of employment between the Company or any affiliate and the Award Recipient, or as a contractual right of the Award Recipient to continue in the employ of the Company or any affiliate.

12.          UNFUNDED OBLIGATION:

                The obligation of the Company to make payments with respect to Award Units granted hereunder shall be interpreted solely as an unfunded contractual obligation to make such payments in the manner and under the conditions prescribed under this Agreement.  Assets, if any, set aside with respect to amounts payable under this Agreement shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of the provisions of the Omnibus Plan or this Agreement, have any interest in such assets.  Neither the Award Recipient nor any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under this Agreement, and the Award Recipient or any such other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Omnibus Plan or this Agreement.

13.          AMENDMENTS:

                This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Omnibus Stock Plan or in a written document signed by each of the parties hereto.

14.          FORCE AND EFFECT:

                This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Omnibus Stock Plan (including, without limitation, the antidilution and other provisions of Article 7), which is incorporated herein by reference.  Inconsistencies between the Agreement and the Omnibus Stock Plan shall be resolved in accordance with the terms of the Omnibus Stock Plan.  In the event of any ambiguity in the Agreement or any matters as to which the Agreement is silent, the Omnibus Stock Plan shall govern.

15.          PREVAILING LAWS:

                Except to the extent preempted by federal law, this Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, without regard to the conflict of laws principles thereof.

16.          SUCCESSORS:

                This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Award Recipient and his heirs, personal representatives and assigns.

17.          COMPLIANCE WITH SECTION 409A:

                Anything contained herein to the contrary notwithstanding, it is intended that this Agreement comply in all respects with Section 409A of the Code, and this Agreement shall be interpreted and administered in such manner as to comply with such provisions.  This Agreement may be amended, retroactively if necessary, to conform this Agreement to the requirements of Section 409A of the Code.

                IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Award Recipient has hereunto set his hand and seal, as of the 29th day of March, 2006.

ATTEST:

Mercantile Bankshares Corporation

By:
John L. Unger, Secretary

WITNESS:

Edward J. Kelly, III.